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                                                                   Exhibit 13(b)


                               PURCHASE AGREEMENT


         GW Sierra Trust Funds (the "Company"), a Massachusetts Business Trust, and Shearson Lehman Hutton, Inc. ("Shearson") a Delaware Corporation, hereby agree as follows:

         1. The Company hereby offers Shearson and Shearson hereby purchases one
(1) share, without par value, at $10.00 per share in each of the Company's GW Corporate Income Fund, GW National Municipal Income Fund, GW Equity Opportunity Fund and GW Strategic International Fund (individually, a "Portfolio" and collectively, the "Portfolios"). Each share is the "initial share" of the Portfolio. Shearson hereby acknowledges receipt of a purchase confirmation reflecting the purchase of four (4) shares, and the Company hereby acknowledges receipt from Shearson of funds in the amount of $40.00 in full payment for the shares.

         2. Shearson represents and warrants to the Company that the shares are being acquired for investment purposes and not for the purpose of distribution.

         3. Shearson agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares prior to the fifth anniversary of the date the Company begins its investment activities, Shearson will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Shearson or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. The Company represents that a copy of its Master Trust Agreement, dated February 22, 1989, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

         5. This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding only upon the assets and property of the Portfolios and not upon the assets and property of any other portfolio of the Company and shall not be binding upon any Trustee, officer or shareholder of the Portfolio and/or the Company individually.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of July, 1990.


                                        GW SIERRA TRUST FUNDS
Attest:


    /s/ [SIG]                           By:      /s/ PATRICIA BICKIMER
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(SEAL)                                  SHEARSON LEHMAN HUTTON, INC.

Attest:


     /s/ [SIG]                          By:       /s/ [SIG]
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